NEWS RELEASE FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION ANNOUNCES SECOND SUCCESSFUL HOME RUN FIELD EXTENSION WELL, NEW JOINT VENTURES AND PROVIDES OPERATIONAL UPDATE

Austin, TX - August 6, 2007 -- Brigham Exploration Company (NASDAQ: BEXP) announced the successful drilling of the Sullivan C-36 well, its second well to successfully extend its Home Run Field and prove up additional locations. Brigham also announced a new joint venture in Southern Louisiana, as well as substantial growth in acreage in its emerging Rockies resource plays.

SIGNIFICANT WELLS RECENTLY COMPLETED, COMPLETING, DRILLING OR PREPARING TO DRILL

Conventional Wells	Objective	WI%	NRI	Status / Comments
Sullivan C-36	Vicksburg	100%	76%	Completing Home Run extensional well with est. 100’ apparent pay, potentially proving up additional locations.
Sullivan #15	Vicksburg	100%	76%	Completed in Vicksburg “8” Sand @ ~3.2 MMcfed with additional apparent pay behind pipe.
Sullivan #14	Vicksburg	100%	76%	Completed in 9800’ sands at initial rate of ~1.0 MMcfed, additional potential pay in Brigham Sand behind pipe.
Mills Ranch 96 #1	Hunton	68%	56%	Producing to sales from Hunton and Viola @ ~3.7 MMcfed, additional stimulation to open perfs likely.
Cotten Land #2	Oligocene	36%	25%	Sidetracked, drilling @ ~11,850’ to test previously planned Cotten Land #4 fault block, 13,100’ est. total depth.
Cotten Land #4	Oligocene	47%	33%	Offset to Cotten Land #1, dependent on results of Cotten Land #2 sidetrack in same apparent fault block.
New S. LA #1	Oligocene	40%	29%	3-D delineated fault trap adjacent to production, well commencing mid August, results expected in October.
New S. LA #2	Oligocene	40%	29%	3-D delineated fault trap with shallow production, well commencing after #1 well.

Resource Plays	Objective	WI%	NRI	Status / Comments
Werner #1-14H	Mowry	50%	40%	Fracture stimulation of portion of lateral successful with good flow back. Installing production tubing and pump to test.
State 1-16H	Mowry	50%	40%	Fracture stimulation of outer portion of lateral successful with good flow back. Installing production tubing and pump to test.
Mill Trust. 1-12H	Mowry	44%	34%	Fracture stimulation of portion of 885’ of cased lateral successful with good flow back. Installing production unit and pump to test.
Krejci Fed. #3-29H	Mowry	50%	40%	Pumping approximately 50 Bopd after collapse of outer portion of open hole.
Krejci Fed. #1-32H	Mowry	50%	40%	Planned October spud of next horizontal well.
Mracheck 15-22 1-H	Bakken	100%	77%	Repair of collapsed liner unsuccessful, well put on pump at recent rate of ~35 barrels of oil per day.
Mountrail 1-26H	Bakken	63%	49%	Mountrail County N. Dakota Bakken well north of recent discoveries planned for early October.

Gulf Coast Vicksburg

Second Home Run Field Extension Discovery - Brigham successfully drilled and is currently completing the Sullivan C-36, which encountered approximately 100 feet of apparent pay in various Lower Vicksburg intervals. The Sullivan C-36 follows the Sullivan #15, both of which extend the Home Run Field to the east. Up to five additional wells could be drilled to fully develop the high fault block.

Bud Brigham, the Chairman, President and CEO stated, “We’re pleased to have drilled a second successful extension well in our Home Run Field. The first extensional well, the Sullivan #15, added new reserves just prior to mid-year. The Sullivan C-36, which found substantially more apparent net pay, provides us with the opportunity for a significant reserve addition in the second half of 2007.”

Bud Brigham continued, “Importantly, we’ve also reduced our drilling costs in this area through the implementation of best practices. In addition, we’re reprocessing our 3-D seismic data, which we believe, when combined with our recent results, will open up new opportunities. Despite our recent successes and our eagerness to follow them up, we will take a break in our rig line to integrate the new seismic and drilling information into our plans. We look forward to then resuming our Vicksburg drilling, benefiting from our currently accumulating knowledge base while also benefiting from lower costs to find and develop these reserves.”

Gulf Coast Exploration Trend

Southern Louisiana Bayou Postillion Project, Iberia Parish - The initial sidetrack of Brigham’s Cotten Land #2 well found no reservoir quality sand in the targeted interval. As a result, Brigham recently commenced another sidetracking operation which targets the fault block previously planned to be drilled by the Cotten Land #4. By drilling this apparent fault block utilizing the Cotten Land #2 drilling pad and well bore, Brigham estimates that the gross drilling costs should be approximately $2 million less than the cost of a newly drilled well. Results are expected in late August. Brigham operates the drilling of the Bayou Postillion wells, with Penn Virginia (NYSE: PVA) operating the production phase and participating with a significant working interest.

New Southern Louisiana Multi-well Project, Jefferson Davis and Acadia Parishes - Brigham expects to formally close this week on an agreement to participate in at least two additional Southern Louisiana wells targeting 3-D seismic delineated Oligocene objectives at depths of 14,600 and 13,900 feet. The combined unrisked reserve potential of the two tests is estimated at 24 Bcfe. The first well is expected to spud mid-August, with results expected in early October, at which time the second well is planned to commence. Brigham will retain a 40% working interest in both wells.

Bud Brigham stated, “Our Southern Louisiana Bayou Postillion Project has generated outstanding returns, having paid out during the second quarter with rates of return, including sunk costs to date, in excess of 100%. These results are a credit to our staff and our company’s expertise. Our determination to replicate this success has generated a number of potential projects, one of which is our new multi-well project with a quality Southern Louisiana explorer. We unsuccessfully attempted to secure this project from its originators late last year. Though it’s taken a while, we’re very excited to be moving forward with these quality opportunities. We expect to continue to grow our activity in this province.”

Powder River Basin

Update on Mowry Completions - Brigham has fracture stimulated various intervals in its three most recent horizontal Mowry completions, all of which have provided encouraging flow back. The Werner 1-14H and State #1-16H have both flowed back 60-70% of their frac load to date, while the most recently stimulated Mill Trust 1-12H has flowed back approximately 40% of its frac load thus far. Brigham plans to install production tubing and pumping equipment on all three wells over the next several weeks. Brigham owns a 50% interest in its Mowry joint venture, with American Oil and Gas, Inc. (AMEX:AEZ) retaining a 45% interest and privately-held North Finn retaining 5%. Brigham’s acreage holdings in the play are approximately 65,000 net acres.

New Rockies Joint Venture - Brigham has signed a letter of intent for a work program to explore and develop over 240,000 gross acres of deep rights with multi-pay potential, including the Mowry shale, in the Powder River Basin. Brigham will initially retain a 100% working interest in the program, with plans to perform a comprehensive technical evaluation in 2007, and to commence a drilling program in 2008, in order to earn rights to explore and develop the substantial acreage position.

Bud Brigham stated, “We’re very pleased with the recent progress of our Mowry horizontal drilling program, where we’re continuing to gain a tremendous amount of valuable information. Over the next several months, we’ll see the impact on production rates from our three recent fracture stimulations. In early October, we plan to commence our third 2007 well, the Krecji 1-32H, at which point we will implement best practices gleaned from our current and prior completions. The results of the current completions will determine how quickly we commence the well following the Krecji 1-32H, though we foresee a very active program in the Mowry as we move into 2008. Overall, we’re significantly more knowledgeable today about the play and as a result we believe we’re on a path providing us with an excellent opportunity to deliver a viable and extensive development program in the Mowry.”

Williston Basin

North Dakota Acreage Acquisitions - Brigham continues to grow its acreage position east of the Nesson Anticline, primarily in Mountrail County, North Dakota, in an area that has experienced significant recent drilling successes. Brigham previously announced the acquisition of approximately 5,120 gross and 3,000 net acres in Mountrail County as part of its joint venture with Northern Oil and Gas (OTC: NOGS). Since that time, Brigham has grown its net acreage holding in the play to approximately 10,000 net acres, with good visibility for additional growth over the next several months.

Bud Brigham stated, “We’ve been very opportunistic in acquiring additional acreage in an area where several operators have enjoyed outstanding horizontal drilling results in the Bakken. Given our growing exposure in the trend, we now expect to participate in at least four, and potentially more, wells in this area during the remainder of 2007. Two of these wells, in which we hold small non-operated working interests, are currently drilling. We’ll benefit from this experience prior to spudding our first significant working interest well in October, which will be located north of the rapidly developing Parshall Field.”

2007 OPERATIONAL SUMMARY

Thus far in 2007, Brigham has spud 14 wells, retaining an average working interest of approximately 51%. Ten of these wells have been or are currently being completed, three are currently drilling and one has been plugged. Brigham's gross and net completion rates thus far in 2006 are 91% and 99% respectively.

Bud Brigham stated, “In addition to our very active program in the field, we’re currently in the market with a small divestiture package. The assets being marketed are non-strategic assets in the Texas Gulf Coast and Anadarko Basin Granite Wash, which no longer fit into our current capital plans. We may or may not move forward with all or a portion of this divestiture package depending on whether the market ascribes them appropriate value.”

Bud Brigham continued, “Our 2007 objectives are progressing on all fronts. We’ve benefited from solid reserve additions in the Vicksburg, an active and growing program in Southern Louisiana which has generated stellar production growth and strong economic returns, traction in our emerging horizontal Mowry play with very substantial growth in potential future drilling inventory, as well as significant acreage growth in the very exciting Mountrail County Bakken play. This operational progress, combined with production volumes at record levels, provides us with the opportunity to deliver a strong second half of 2007.”

ABOUT BRIGHAM EXPLORATION

Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

FORWARD LOOKING STATEMENTS DISCLOSURE

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward looking statements including our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business‚ our liquidity and ability to finance our exploration and development activities‚ market conditions in the oil and gas industry‚ our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company's filings with the Securities and Exchange Commission. Forward looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward looking statements may be expressed differently. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager (512) 427-3300